UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SILICON STORAGE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SILICON STORAGE TECHNOLOGY, INC.

1171 Sonora Court

Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 27, 2008

TO THE SHAREHOLDERS OF SILICON STORAGE TECHNOLOGY, INC.:

Notice Is Hereby Given that the 2008 Annual Meeting of Shareholders of Silicon Storage Technology, Inc., a California corporation, will be held on Friday, June 27, 2008 at 3:00 p.m., Pacific Time, at our offices located at 1020 Kifer Road, Sunnyvale, California 94086 for the following purposes:

1.	To elect six directors to serve for the ensuing year and until their successors are elected.

2.	To approve the 2008 Equity Incentive Plan.

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 29, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ JAMES B. BOYD
JAMES B. BOYD Chief Financial Officer and Senior Vice President of Finance

Sunnyvale, California

May 29, 2008

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. SHARES MAY ALSO BE VOTED ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SILICON STORAGE TECHNOLOGY, INC.

1171 Sonora Court

Sunnyvale, California 94086

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

June 27, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

Why am I receiving these materials?

The enclosed proxy is solicited on behalf of the Board of Directors of Silicon Storage Technology, Inc., a California corporation, or SST, for use at the 2008 Annual Meeting of Shareholders to be held on Friday, June 27, 2008 at 3:00 p.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

We intend to mail this proxy statement, accompanying proxy card, and our 2007 Annual Report on Form 10-K on or about June 2, 2008, to all shareholders entitled to vote at the Annual Meeting. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically. Please refer to the enclosed voting form from your bank or brokerage for instructions.

Where is the Annual Meeting going to be?

The Annual Meeting will be held at our offices located at 1020 Kifer Road, Sunnyvale, California 94086.

Who is paying for this proxy solicitation?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees. No additional compensation will be paid to our directors, officers, or other regular employees for such services.

Who can vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on April 29, 2008 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 29, 2008, we had outstanding and entitled to vote 102,204,557 shares of common stock.

How many votes do I have?

Each holder of record of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors, shareholders may not exercise cumulative voting rights.

What is the difference between a shareholder of record and a beneficial holder?

Shareholder of Record. You are a shareholder of record if on April 29, 2008 your shares were registered directly in your name with American Stock Transfer & Trust Company, our transfer agent. As of April 29, 2008, we had 453 shareholders of record.

Beneficial Owner. You are considered to be a beneficial owner if on April 29, 2008 your shares were held through a broker or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in street name and your broker sends these proxy materials to you. Since you are a beneficial owner, your broker or other nominee is the shareholder of record of your shares. As a beneficial owner, you have the right to direct your broker on how to vote the shares in your account. However, because you are not the shareholder of record, if you would like to vote your shares in person at the Annual Meeting you must obtain a legally valid proxy from your broker prior to the Annual Meeting.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purposes in determining whether a matter is approved, except that abstentions will have the same effect as negative votes with respect to proposals 2 and 3.

How many votes are needed to approve each proposal?

•

For Proposal 1 (the election of directors), the nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

For Proposal 2 (the approval of the 2008 Equity Incentive Plan), the 2008 Equity Incentive Plan must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

For Proposal 3 (the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008), PricewaterhouseCoopers LLP must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

How do I vote?

Shareholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The telephone and Internet voting procedures below are designed to authenticate shareholders’ identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders’ instructions have been recorded properly. Shareholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

For Shares Registered in Your Name

Shareholders of record may go to http://www.proxyvote.com to vote their shares by means of the Internet. They will be required to provide the company number and control number contained on their proxy cards. The shareholder will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and the shareholder will be prompted to submit or revise them as desired. Shareholders of record may also vote their shares by telephone at 1-800-690-6903.

For Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under the rules and interpretations of the New York Stock Exchange “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and equity incentive plans. Proposal 2 is a non-routine matter and your broker cannot vote your shares without instruction from you.

A number of brokers and banks are participating in a program provided through Broadridge that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge’s web site at http://www.proxyvote.com.

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 26, 2008. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are a shareholder of record and you attend the Annual Meeting we will provide you with a proxy card at the Annual Meeting upon your request. If your shares are held in the name of a broker or a bank and you attend the Annual Meeting and wish to vote at the Annual Meeting you must obtain a valid proxy from your broker or bank to vote.

What does it mean if I receive more than one proxy card?

If you received more than one proxy card, your shares are registered in more than one name or are held in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one proxy card for each account or name, please contact your broker.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to Silicon Storage Technology, Inc., 1171 Sonora Court, Sunnyvale, California 94086, attention: Corporate Secretary;

•	you may attend the annual meeting and vote in person; however, attendance at the Annual Meeting will not, by itself, revoke a proxy; or

•	you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for our second quarter ending June 30, 2008, which will be filed with the Securities and Exchange Commission by August 11, 2008.

When are shareholder proposals due for the 2009 Annual Meeting?

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, proposals of shareholders that are intended to be presented at our 2009 Annual Meeting of Shareholders must be received by us not later than January 29, 2009 in order to be included in the Proxy Statement and proxy relating to the 2009 Annual Meeting of Shareholders. Pursuant to our bylaws, shareholders who wish to bring matters or propose nominees for director at our 2009 Annual Meeting of Shareholders must provide specified information to us between January 28, 2009 and February 27, 2009. Shareholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice shareholder proposals and director nominations. Proposals and nominations must be submitted to our Corporate Secretary at Silicon Storage Technology, Inc., 1171 Sonora Court, Sunnyvale California 94086.

How can I sign up to access future shareholder communication electronically?

Registered and beneficial shareholders now have the option to receive shareholder material electronically. By signing up for electronic delivery of shareholder material such as the annual report and proxy statement, shareholders will receive electronic notification as soon as the shareholder material becomes available online without having to wait for the material to arrive in the mail. To sign up for electronic delivery of our future annual reports and proxy statements, please visit our web site at http://www.sst.com/investors/edelivery.xhtml. Shareholder enrollment will be effective until cancelled. Shareholders may call Silicon Storage Technology, Inc., Investor Relations at (408) 735-9110 for questions about electronic delivery.

What does it mean if multiple members of my household are shareholders but we only received one set of proxy materials?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your written request to Investor Relations, via telephone at (408) 735-9110 or facsimile at (408) 735-9036. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is presently composed of seven members, five of whom are non-employee, independent directors. There are no vacancies. Yasushi Chikagami and Tsuyoshi Taira have informed us that they intend to retire as members of the Board of Directors and will not stand for re-election at the Annual Meeting. Therefore, there are six nominees for election to the Board of Directors, and the size of the Board of Directors will be reduced to six members with no vacancies following the Annual Meeting. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below, other than Mr. Riley, is currently one of our directors. All of the nominees, except for Messrs. Riley and Yang, were previously elected by our shareholders. Mr. Yang was appointed to the Board of Directors in October 2007 and was a nominee identified by Egon Zehnder International, a third-party recruiting firm. Mr. Riley was nominated to the Board by Riley Investment Partners Master Fund, L.P., with whom we have entered into a settlement agreement. Please see the description of the settlement agreement below under Settlement Agreement.

Shares represented by the executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. It is our policy to invite nominees for directors to attend our annual meetings. All of our directors attended the 2006 Annual Meeting.

The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected to our Board of Directors. Abstentions will have no effect on the vote. The names of the nominees and certain information about them are set forth below:

Name	Age	Position
Bing Yeh	57	Chairman, President and Chief Executive Officer
Yaw Wen Hu	58	Executive Vice President and Chief Operating Officer
Ronald D. Chwang	60	Director
Terry M. Nickerson	68	Director
Bryant R. Riley	41	Director
Edward Yao-Wu Yang	59	Director

Bing Yeh, one of our co-founders, has served as our President and Chief Executive Officer and has been a member of our Board of Directors since our inception in 1989. In April 2004, he was appointed Chairman of the Board of Directors. Prior to that, Mr. Yeh served as a senior research and development manager of Xicor, Inc., a nonvolatile memory semiconductor company. From 1981 to 1984, Mr. Yeh held program manager and other positions at Honeywell Inc. From 1979 to 1981, Mr. Yeh was a senior development engineer of EEPROM technology of Intel Corporation. He was a Ph.D. candidate in Applied Physics and earned an Engineer Degree in Electrical Engineering from Stanford University. Mr. Yeh holds an M.S. and a B.S. in Physics from National Taiwan University.

Yaw Wen Hu, Ph.D., joined us in July 1993 as Vice President, Technology Development. In August 1999, he became Vice President, Operations and Process Development. In January 2000, he was promoted to Senior Vice President, Operations and Process Development. In April 2004, he was promoted to Executive Vice President and Chief Operating Officer. Dr. Hu has been a member of our Board of Directors since September 1995. From 1990 to 1993, Dr. Hu served as deputy general manager of technology development of Vitelic Taiwan Corporation. From 1988 to 1990, he served as FAB engineering manager of Integrated Device

Technology, Inc. From 1985 to 1988, he was the director of technology development at Vitelic Corporation. From 1978 to 1985, he worked as a senior staff engineer in Intel Corporation’s Technology Development Group. Dr. Hu holds a B.S. in Physics from National Taiwan University and an M.S. in Computer Engineering and a Ph.D. in Applied Physics from Stanford University.

Ronald D. Chwang, Ph.D., has been a member of our Board of Directors since June 1997. Since 1997, Dr. Chwang has been the Chairman and President of iD Ventures America, a venture capital management company (formerly known as Acer Technology Ventures) under the iD SoftCapital Group. Dr. Chwang also serves on the Board of Directors of iRobot Corporation. From 1986 to 1997, Dr. Chwang was with various Acer entities, serving in executive positions in leading business units engaged in ASIC products, computer peripherals, and enterprise server systems. From 1992 to 1997, he was President and Chief Executive Officer of Acer America Corporation. Before joining the Acer entities, Dr. Chwang worked in development and management positions at Intel and Bell Northern Research. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University in Montreal, Canada and a Ph.D. in Electrical Engineering from the University of Southern California.

Terry M. Nickerson has been a member of our Board of Directors since April 2005. From 2000 to 2005, Mr. Nickerson served as the Senior Vice President of Finance and Chief Financial Officer of ATI Technologies, Inc., a semiconductor manufacturer. From 1988 to 1990, he served as Chief Financial Officer of Northern Telecom Ltd. While with Northern Telecom, he was also President of Northern Telecom Electronics, a subsidiary responsible for Northern Telecom’s ASIC and Printed Circuit Board manufacturing. Mr. Nickerson spent over 18 years at IBM primarily in Finance and Planning roles. He was also General Manager of the IBM plant in Don Mills, Ontario, which later became Celestica Inc. While with both IBM and Northern Telecom, he served on international assignments covering Asia, Europe, and Latin America. Mr. Nickerson is also a director of Miranda Technologies Inc. and Tundra Semiconductor Corporation. Mr. Nickerson holds a B.Sc. in Metallurgy Engineering from Queen’s University and an M.B.A. from Harvard University.

Bryant R. Riley has been the Managing Member and founder of Riley Investment Management LLC and founder and Chairman of B. Riley & Co., LLC, a Southern California-based brokerage and investment banking firm providing research and trading ideas primarily to institutional investors since 1997. Riley Investment Management LLC is an investment adviser, which provides investment management services, and is the general partner of Riley Investment Partners Master Fund, L.P. Mr. Riley is also a director of Aldila, Inc., Alliance Semiconductor Corporation, DDi Corp., and Kitty Hawk, Inc. Mr. Riley holds a B.S. in Finance from Lehigh University.

Edward Yao-Wu Yang has been a member of our Board of Directors since October 2007. From 1998 to 2005, Mr. Yang served as Vice President and Chief Technology Officer of the Personal Systems Group of the Hewlett-Packard Company, a hardware and software technology company. From 1995 to 1998, Mr. Yang served as Group R&D Manager for the Personal Systems Group of the Hewlett-Packard Company. Mr. Yang holds a B.S. in Electrical Engineering from the National Cheng-Kung University (Taiwan) and an M.S. in Electrical Engineering from Oregon State University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of the Board of Directors

As required under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our outside legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect time to time.

Consistent with these considerations, after review of all transactions or relationships between each director, or any of his family members, and SST, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Yeh, our President, Chief Executive Officer and Chairman of the Board, and Dr. Hu, our Executive Vice President and Chief Operating Officer. In making this determination, the Board found that none of these directors had a material disqualifying relationship with us.

Corporate Governance Policies

In April 2004, our Board of Directors documented the governance practices followed by us by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policies are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Policies were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies, as well as the charters for each committee of the Board, may be viewed at http://www.sst.com. The contents of our website are not part of this proxy statement.

Meeting Information

The Board of Directors met five times during 2007. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors, and all directors attended at least 75% of the aggregate of the meetings of the committees on which they served, held during the period for which they were a director or committee member, respectively. In 2007, our independent directors other than Mr. Chikagami met in executive session during the meetings of the Audit Committee.

The following table provides membership and meeting information for 2007 for each of these Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Bing Yeh	—		—		—
Yaw Wen Hu	—		—		—
Yasushi Chikagami	—		X		X
Ronald D. Chwang(1)	X		X		X	*
Terry M. Nickerson	X	*	X		X
Tsuyoshi Taira	X		X	*	X
Edward Yao-Wu Yang(2)	—		X	*	—
Total meetings in 2007	4		6		2

*	Chairperson

(1)	Dr. Chwang is our lead independent director.

(2)	Mr. Yang was appointed to the Board of Directors effective October 16, 2007 and assumed chairmanship of the Compensation Committee in the fourth quarter of 2007.

Committee Information

Below is a description of each committee of the Board of Directors. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to SST.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions:

•	evaluates the performance and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements to be included in our Annual Report on Form 10-K; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of their review of our quarterly financial statements.

Three directors currently comprise the Audit Committee: Messrs. Taira and Nickerson and Dr. Chwang. Mr. Yang will replace Mr. Taira on the Audit Committee immediately following the Annual Meeting.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has further determined that Mr. Nickerson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Nickerson’s level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Financial Officer of both Northern Telecom Ltd. and ATI Technologies Inc.

Compensation Committee

The Compensation Committee of the Board of Directors:

•	reviews and approves the overall compensation strategy and policies for SST;

•	reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•	determines the compensation and other terms of employment of our Chief Executive Officer;

•	reviews and approves the compensation and other terms of employment of the other executive officers and senior management; and

•	administers our stock option and employee stock purchase plans, bonus plans, and similar programs.

Five directors currently comprise the Compensation Committee: Messrs. Taira, Chikagami, Nickerson and Yang and Dr. Chwang. All members are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). Mr. Riley will join the Compensation Committee upon election to the Board of Directors.

We also have a Non-Officer Stock Award Committee that grants stock awards pursuant to the 1995 Equity Incentive Plan to employees who are not executive officers. The grants must be in accordance with guidelines adopted by the Compensation Committee. Except as approved by the Compensation Committee, the grants must not exceed 36,000 shares to any individual. This committee has one member: Mr. Yeh, who is our President and Chief Executive Officer.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors:

•	identifies, reviews and evaluates candidates to serve as directors of the company (consistent with criteria approved by the Board);

•	reviews and evaluates incumbent directors;

•	recommends candidates to the Board for election to the Board;

•	makes recommendations to the Board regarding membership on committees of the Board;

•	assesses the performance of the Board; and

•	reviews and assesses our corporate governance principles.

During 2007, four directors comprised the Nominating and Corporate Governance Committee: Messrs. Taira, Chikagami and Nickerson and Dr. Chwang. All members are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). Mr. Riley will join the Nominating and Corporate Governance Committee upon election to the Board of Directors and Mr. Yang will also join the Nominating and Corporate Governance Committee following the Annual Meeting.

Nominating Criteria and Procedures

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of SST, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and

Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of SST and the long-term interests of shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and SST, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to SST during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. During 2007, the Nominating and Corporate Governance Committee engaged Egon Zehnder International, a third-party recruiting firm, to assist it in the process of identifying and evaluating new director candidates. Egon Zehnder International identified Mr. Yang as a potential director candidate.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1171 Sonora Court, Sunnyvale, California 94086, attention: Nominating and Corporate Governance Committee, generally at least 120 days prior to the anniversary date of the last annual meeting of shareholders; however, please see Information Concerning Solicitation and Voting—When are shareholder proposals due for the 2009 Annual Meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. On April 11, 2008, Riley Investment Partners Master Fund, L.P. delivered to us a “Notice of Intention to Nominate Persons for Election as Directors”, or the Nomination Letter, and on April 10, 2008, entities and persons affiliated with Riley Investment Management LLC, collectively, the Riley Group, filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission announcing its intent to solicit proxies for the election of its own opposition slate of nominees for election to the Board of Directors at the 2008 annual meeting of shareholders. Other than such notice, to date, the Nominating and Corporate Governance Committee has not received a timely director nominee from a shareholder or shareholders holding more than 5% of our voting stock.

Settlement Agreement

In May 2008, we entered into a settlement agreement with the Riley Group. Pursuant to the settlement agreement, we agreed to nominate Mr. Riley to our Board of Directors and to appoint him to the Compensation Committee and Nominating and Corporate Governance Committee. The Riley Group agreed to withdraw the Nomination Letter thereby terminating the opposition proxy solicitation and to vote in favor of management’s slate of nominees for election to the Board of Directors at the Annual Meeting and all future annual meetings; provided, such slates include Mr. Riley or the Riley Group’s designated nominee. The Riley Group also agreed to vote in favor of the proposals submitted by the Board of Directors at the Annual Meeting and all further annual meetings so long as the slate includes Mr. Riley or the Riley Group’s designated nominee and he has consented to be on such slate; provided, Mr. Riley or the Riley Group’s designated nominee has voted in favor of such proposal as a member of the Board. The Riley Group has also agreed to abide by certain standstill provisions until at least June 30, 2009 and continuously thereafter; provided, that Mr. Riley or such alternative nominee continues to serve on our Board of Directors.

Under the standstill provisions, subject to specified exceptions, the Riley Group and their affiliates cannot, without the prior written consent of the Board, among other items:

•

effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings), offer or propose to effect, or cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect any (x) tender offer or exchange offer, merger, acquisition or other business combination involving Silicon Storage Technology or any of our subsidiaries; (y) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of Silicon Storage Technology or any of our subsidiaries or (z) any form of restructuring, recapitalization or similar transaction with respect to Silicon Storage Technology or any of our subsidiaries;

•

acquire, offer or propose to acquire any voting securities (or beneficial ownership thereof), or rights or options to acquire any of our voting securities (or beneficial ownership thereof) if after any such case, immediately after the taking of such action the Riley Group, together with its respective affiliates, would in the aggregate, beneficially own more that 9.9% of the then outstanding common stock;

•	engage in any solicitation of proxies or consents to vote any of our voting securities in opposition to the recommendation of the Board with respect to any matter, including the election of directors;

•

otherwise act, alone or in concert with others, to seek to control the Board or initiate or take any action to obtain representation on the Board, or seek the removal of any director from the Board, except as permitted expressly by the Settlement Agreement; or

•	propose any matter for submission to a vote of our shareholders.

We also agreed to use our reasonable best efforts to identify and appoint an additional member to the Board of Directors. We have engaged Egon Zehnder International to assist us in identifying such additional member. We have agreed with the Riley Group that the unanimous recommendation of the Nominating and Corporate Governance Committee will be required before the Board will appoint such director.

Shareholder Communications with the Board of Directors

The Board of Directors has adopted a formal process by which shareholders may communicate with the Board of Directors or any of its directors. Shareholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to our Corporate Secretary at 1171 Sonora Court, Sunnyvale, California 94086. All communications will be compiled by our Corporate Secretary and submitted to the Board of Directors or the individual directors on a periodic basis. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Code of Conduct

We have adopted the Silicon Storage Technology, Inc. Code of Conduct that applies to all of our officers, directors and employees. The Code of Conduct is available on our website at http://www.sst.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any of our executive officers or directors, we will promptly disclose the nature of the amendment or waiver on our website.

Compensation of Directors

In April 2005, our Board of Directors, upon the recommendation of the Compensation Committee, approved the Non-Employee Director Cash Retainer Program, or the Director Retainer Program. Pursuant to the Director Retainer Program, our non-employee directors are entitled to receive between $20,000 and $30,000 annually and $800 and $1,500 per meeting, based on their position on the Board of Directors, in connection with their attendance of board and committee meetings. In addition, they are reimbursed for certain travel-related expenses in connection with attendance at Board and committee meetings in accordance with our policy. Members of our Board of Directors who are also employees of SST do not receive any cash compensation for their services as members of our Board of Directors.

Each of our non-employee directors receives stock option grants under our 1995 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan. The Directors’ Plan has an indefinite life and will terminate once all shares reserved for issuance under the Directors’ Plan have been issued. Pursuant to the Directors’ Plan, upon each non-employee director’s initial election or appointment to the Board, such new non-employee director receives an initial stock option grant for 45,000 shares of common stock. Pursuant to the Directors’ Plan, each initial stock option grant vests as to 25% of the shares subject to the grant on the yearly anniversary of the grant date. Prior to April 2005, each such initial stock option was fully vested and exercisable upon grant. In addition, pursuant to the Directors’ Plan, each non-employee director annually receives a fully vested annual stock option grant for 12,000 shares of common stock on the date of our annual meeting. Stock option grants under the Directors’ Plan have a 10 year life.

The following table shows certain information with respect to the compensation of all non-employee directors for the year ended December 31, 2007.

Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Yasushi Chikagami	$25,600	$—	$25,600
Ronald D. Chwang	33,800	—	33,800
Terry M. Nickerson	58,400	16,063	74,463
Tsuyoshi Taira	32,520	—	32,520
Edward Yao-Wu Yang	6,000	9,987	15,987

(1)	Reflects retainer fees, meeting fees and committee chair fees and includes $20,000 in fees paid to Mr. Nickerson for leading the independent review of our historical stock option grant practices.

(2)	The dollar amount in this column represent the cost for 2007 of stock option awards granted prior to 2007. In 2007, due to the restatement of our historical financial statements and the inability to hold an annual meeting, our non-employee directors did not receive an annual grant of 12,000 shares under the Directors’ Plan. Each non-employee director other than Mr. Yang, received such stock option grant for 12,000 shares in May 2008. The assumptions made in the valuation of options are discussed in footnote 8, “Stock-based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007. Each stock option was granted with an exercise price equal to the closing price of our common stock for the trading session ending immediately prior to the time of grant, as reported on the NASDAQ Global Market.

(3)	As of December 31, 2007, (a) Mr. Taira held stock options to purchase 116,570 shares of common stock; (b) Mr. Chikagami held stock options to purchase 96,000 shares of common stock; (c) Dr. Chwang held stock options to purchase 78,000 shares of common stock; (d) Mr. Nickerson held stock options to purchase 58,512 shares of common stock; and (e) Mr. Yang held a stock option to purchase 45,000 shares of common stock.

PROPOSAL 2

APPROVAL OF 2008 EQUITY INCENTIVE PLAN

We are asking our shareholders to approve our 2008 Equity Incentive Plan, or the 2008 Plan, at the annual meeting. On April 25, 2008, the Board approved the 2008 Plan, subject to shareholder approval. The 2008 Plan is the successor to and continuation of our 1995 Equity Incentive Plan, or the Prior Plan. The Prior Plan was originally adopted by the Board on October 3, 1995 and was subsequently originally approved by the shareholders in November 1995. If this Proposal 2 is approved by our shareholders, no additional stock awards will be granted under the Prior Plan. All outstanding stock awards granted under the Prior Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plan.

When our shareholders approve the 2008 Plan, we will be able to issue the sum of:

•	5,000,000 shares; plus

•

the additional number of shares that are subject to outstanding stock awards under the Prior Plan as of June 27, 2008 that may become available for grant under the 2008 Plan if they expire or terminate for any reason prior to exercise or settlement under the Prior Plan.

On May 7, 2008, options to purchase approximately 9,023,299 shares were outstanding under the Prior Plan and we had approximately 4,464,720 shares available for issuance, and not subject to awards outstanding. This means we are asking for approval of only 535,280 new shares over the number of shares we would have available for grant under the Prior Plan if the 2008 Plan is not approved. After carefully forecasting our anticipated growth rate for the next few years, we believe that the total of 5,000,000 shares will be sufficient for at least two years’ worth of equity grants under our current compensation program. We anticipate returning to shareholders for additional shares in 2010.

Why You Should Vote for the 2008 Plan

Stock Options Are an Important Part of Our Compensation Philosophy

The 2008 Plan is critical to our ongoing effort to build shareholder value. As discussed in the section entitled Compensation Discussion and Analysis, equity incentive awards are central to our compensation program. Our Compensation Committee and Board believe that our ability to grant stock options to new and existing employees has helped us attract, retain, and motivate key talent. Since the potential value of stock options is realized only if our share price increases, this form of compensation provides a strong incentive for employees to work to grow the business and build shareholder value, and is most attractive to employees who share the entrepreneurial sprit that has made our company a success.

The 2008 Plan will also provide us with continued flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock awards, including stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and performance cash awards. Accordingly, the 2008 Plan will allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees, consultants and directors, and to provide incentives for such persons to exert maximum efforts for our success.

Our Plans are Expiring

Grants of equity awards to our employees, consultants and executive officers are currently made from our Prior Plan. Grants of equity awards to our directors are currently made from our 1995 Non-Employee Directors’ Stock Option Plan, which we call our Directors’ Plan. As of May 7, 2008, options to purchase approximately 442,082 shares were outstanding under the Directors’ Plan and we had approximately 75,875 shares available for issuance, and not subject to awards outstanding. In April 2009, the Prior Plan will expire and we will not be able to issue equity to our employees, consultants and executive officers unless our shareholders approve a new stock plan. In addition, after the 2008 annual stock option grants are made to the existing non-employee directors, the shares available for grant under the Directors’ Plan will not be sufficient to grant Mr. Riley an initial stock option grant for 45,000 shares of common stock. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficultly attracting, retaining, and motivating our employees, consultants, executive officers and directors if we are unable to make equity grants to them. Stock options are a more effective executive compensation vehicle than cash at a growth-oriented, entrepreneurial company because they deliver high potential value with a smaller impact on current income and cash flow. Therefore, we are asking our shareholders to approve the 2008 Plan.

The 2008 Plan Combines Compensation and Governance Best Practices

The 2008 Plan is the successor to and continuation of the Prior Plan. We included provisions in the 2008 Plan that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:

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Continued broad-based eligibility for equity awards. We grant stock options to substantially all of our employees. By doing so, we link employee interests with shareholder interests throughout the organization and motivate our employees to act as owners of the business.

•

Shareholder approval is required for additional shares. The 2008 Plan does not contain an annual “evergreen” provision. The 2008 Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares.

•

Repricing is not allowed without prior shareholder approval. The 2008 Plan prohibits the downward repricing of stock options and stock appreciation rights without prior shareholder approval. The Prior Plan did not require prior shareholder approval for repricing and in May 2008 we completed a repricing of stock options outstanding under the Prior Plan through an exchange program filed with the Securities and Exchange Commission on a Schedule TO because we believe it is an effective means of recognizing employee contributions and aligning employee and shareholder interests. Many of our employees held stock options with exercise prices that significantly exceeded the current trading price of our common stock and these options no longer provided the long-term incentive and retention objectives that they were intended to provide. The exchange program was designed to approximate a value for value exchange and our executive officers and members of the Board of Directors did not participate in the exchange program. If the 2008 Plan is approved shareholder approval will be required for any proposed future repricing.

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Submission of 2008 Plan amendments to shareholders. The 2008 Plan requires shareholder approval for material amendments to the 2008 Plan, including materially increasing the benefits accrued to participants under the 2008 Plan; materially increasing the number of securities which may be issued under the 2008 Plan; materially expanding the class of individuals eligible to participate in the 2008 Plan; or materially extending the term of the 2008 Plan.

In this Proposal 2, shareholders are requested to approve the 2008 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the adoption of the 2008 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors recommends that the shareholders vote FOR the approval of the 2008 Plan.

Description of the 2008 Equity Incentive Plan

The material features of the 2008 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2008 Plan. Shareholders are urged to read the actual text of the 2008 Plan in its entirety, which is filed with this proxy statement as Annex A and is available at www.sec.gov.

Background and Purpose

The terms of the 2008 Plan provide for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

The purpose of the 2008 Plan is to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in securing and retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

If this Proposal 2 is approved, the total number of shares of our common stock reserved for issuance under the 2008 Plan, or the Share Reserve, will consist of:

•	5,000,000 shares; plus

•

the additional number of shares that are subject to any stock awards outstanding under the Prior Plan as of June 27, 2008 that may become available for grant under the 2008 Plan if they expire or terminate for any reason prior to exercise or settlement under the Prior Plan.

On May 7, 2008, following the exchange program described above, options to purchase approximately 9,465,381 shares were outstanding (of which, options to purchase 9,023,299 shares were outstanding under the Prior Plan and options to purchase approximately 442,082 shares were outstanding under the Directors’ Plan). No awards other than stock options were outstanding under the Prior Plan or the Directors’ Plan. The weighted average exercise price of all options outstanding is approximately $4.61 and the weighted average remaining term of such options is approximately 6.66 years (the weighted average exercise price of all options outstanding under the Prior Plan is approximately $4.44 and the weighted average remaining term of such options is approximately 6.74 years; the weighted average exercise price of all options outstanding under the Directors’ Plan is approximately $8.25 and the weighted average remaining term of such options is approximately 4.95 years). A total of 102,204,557 shares of our common stock were outstanding as of April 29, 2008. Except as set forth above, as of May 7, 2008, no other shares were subject to issuance upon the conversion of convertible securities.

Under the 2008 Plan, if a stock award expires or otherwise terminates without having been exercised in full or is settled in cash, such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the common stock that may be issued pursuant to the 2008 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to us because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares which are forfeited shall revert to and again become available for issuance under the 2008 Plan. Any shares we reacquire pursuant to our withholding obligations or as consideration for the exercise of an option shall again become available for issuance under the 2008 Plan.

Eligibility

Incentive stock options may be granted under the 2008 Plan only to our employees (including officers) and employees of our affiliates. Our employees (including officers), consultants and directors and the employees (including officers) and consultants of our affiliates are eligible to receive all other types of awards under the 2008 Plan. All of our approximately 725 employees, directors and consultants are eligible to participate in the 2008 Plan.

Administration

The 2008 Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. Our Board of Directors intends to delegate the administration of the 2008 Plan to our Compensation Committee. Subject to the terms of the 2008 Plan, our Compensation Committee will determine recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our Compensation Committee will also determine the exercise price of options granted under the 2008 Plan.

Repricing

The 2008 Plan expressly provides that, without the approval of the shareholders within 12 months prior to such event, the Committee shall not have the authority to reduce the exercise price of any outstanding stock options or stock appreciation rights under the plan, or cancel any outstanding stock options or stock appreciation rights in exchange for cash or new stock awards under the 2008 Plan.

Stock Options

Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2008 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting, subject to our right to repurchase unvested shares in certain circumstances. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

In general, the term of stock options granted under the 2008 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. For options granted to non-employee directors we intend to allow each non-employee director to exercise any vested options for up to 12 months after the non-employee director’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 2008 Plan will be determined by our Compensation Committee and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by our Compensation Committee.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options, or ISOs, that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options, or NSOs. The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs shall be the Share Reserve. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

In addition, no employee may be granted options or stock appreciation rights under the 2008 Plan covering more than 5,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our Compensation Committee. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Compensation Committee; however, we will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Compensation Committee, or in any other form of consideration determined by our Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights will be granted pursuant to stock appreciation rights agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by our Compensation Committee. If a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service, unless the terms of the stock appreciation right agreement provide that the right may be exercised for a longer or shorter period.

Performance Awards

The 2008 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 2,000,000 shares of our common stock in the case of performance stock awards, or $3,000,000 in the case of performance cash awards.

Performance goals under the 2008 Plan shall be determined by our Compensation Committee, based on one or more of the following performance criteria:

•	earnings per share;

•	earnings before interest, taxes and depreciation;

•	earnings before interest, taxes, depreciation and amortization;

•	total shareholder return;

•	return on equity;

•	return on assets, investment, or capital employed;

•	operating margin;

•	gross margin;

•	operating income;

•	net income (before or after taxes);

•	net operating income;

•	net operating income after tax;

•	pre-tax profit;

•	operating cash flow;

•	sales or revenue targets;

•	increases in revenue or product revenue;

•	expenses and cost reduction goals;

•	improvement in or attainment of working capital levels;

•	economic value added (or an equivalent metric);

•	market share;

•	cash flow;

•	cash flow per share;

•	share price performance;

•	debt reduction;

•	implementation or completion of projects or processes;

•	customer satisfaction;

•	shareholders’ equity; and

•

to the extent that an Award is not intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, other measures of performance selected by the Compensation Committee.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2008 Plan. Our Compensation Committee will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure, such as a stock split or stock dividend, the class and number of shares reserved under the 2008 Plan (including share limits) and the class and number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the 2008 Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse. Additionally, we intend to provide that the vesting of each option held by a non-employee director will be accelerated in full if such individual’s service has not terminated at the time of certain change in control transactions.

Plan Amendments

Our Compensation Committee will have the authority to amend or terminate the 2008 Plan. However, in general, no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain shareholder approval of any amendment to the 2008 Plan if required by applicable law.

Plan Termination

Unless sooner terminated by the Board, the 2008 Plan shall automatically terminate on April 24, 2018, the day before the tenth anniversary of the date the 2008 Plan was adopted by the Board.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2008 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2008 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2008 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2008 Plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Section 162 Limitations

Compensation of persons who are “covered employees” of SST is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2008 Plan is intended to enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

New Plan Benefits

2008 Equity Incentive Plan

Name and Position	Number of Units
Bing Yeh President and Chief Executive Officer	0
James B. Boyd Chief Financial Officer and Senior Vice President of Finance	0
Yaw Wen Hu Executive Vice President and Chief Operating Officer	0
Michael S. Briner Senior Vice President, Application Specific Product Group	0
Derek J. Best Senior Vice President, Sales and Marketing	0
William R. Kinzie Controller (Interim Chief Financial Officer)	0
Arthur O. Whipple Former Vice President, Finance and Chief Financial Officer	0
Executive Group	0
Non-Executive Director Group	45,000	(1)
Non-Executive Officer Employee Group	0

(1)	Pursuant to the Directors’ Plan, upon each non-employee director’s initial election or appointment to the Board, such new non-employee director receives an initial stock option grant for 45,000 shares of common stock and each non-employee director is thereafter eligible to receive an annual stock option grant for 12,000 shares of common stock. After the 2008 annual stock option grants are made to the existing non-employee directors, the shares available for grant under the Directors’ Plan will not be sufficient to grant Mr. Riley an initial stock option grant for 45,000 shares of common stock and therefore his initial stock option grant will be made under the 2008 Plan, if this Proposal 2 is approved by our shareholders.

As of the date hereof, no other options or other stock-based awards have been granted on the basis of the approval of the 2008 Plan under this Proposal 2. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the 2008 Plan. During 2007, we granted stock options to purchase 180,000 shares to James B. Boyd, our Chief Financial Officer and Senior Vice President of Finance pursuant to the Prior Plan and 45,000 shares to Edward Yao-Wu Yang, a new member of our Board of Directors pursuant to the Directors’ Plan. We did not grant any stock options to any other executive officer or director in 2007. During 2007, we granted stock options to purchase 940,473 shares to our employees. On May 28, 2008, the closing price of our common stock on NASDAQ was $3.15 per share.

The 2008 Plan will become effective if and when this Proposal 2 is approved by our shareholders. The Board of Directors approved the 2008 Plan on April 25, 2008, subject to shareholder approval of the 2008 Plan.

Required Vote and Board of Directors Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

Our Board of Directors believes that approval of Proposal 2 is in SST’s best interests and the best interests of our shareholders for the reasons stated above.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008, and the Board of Directors has directed that management submit the selection of independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the company’s best interests and our shareholders.

Ratification of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PricewaterhouseCoopers LLP fees for the years ended December 31, 2006 and 2007 are as follows:

	2006	2007
Audit fees	$4,486,000	$1,429,000
Audit-related fees	—	—
Tax fees	—	94,000
All other fees	—	—

Total	$4,486,000	$1,523,000

Audit Fees: This category includes fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q, services provided in connection with the annual audit of SST’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit fees for 2006 include approximately $3.0 million of fees relating to the restatement of our historical financial statements as a result of the findings of the review of our historical stock option grant process as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006.

Audit-Related Fees: This category consists of assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees: This category consists of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All of the fees for 2006 and 2007 described above were pre-approved by the Audit Committee. The Audit Committee has determined the rendering of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services and has delegated authority to pre-approve all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP to Mr. Nickerson. The Audit Committee is to be informed of such pre-approved services at a meeting of the Audit Committee following such pre-approval. PricewaterhouseCoopers LLP periodically reports to the Audit Committee regarding the extent of the services provided by PricewaterhouseCoopers LLP in accordance with this pre-approval, and the fees for the services performed to date.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS(1)

The Audit Committee oversees SST’s financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of SST’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements contained in the 2007 Annual Report on Form 10-K with SST’s management.

The Audit Committee met with PricewaterhouseCoopers LLP, SST’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and reviewed and discussed the audited financial statements and other issues deemed significant by PricewaterhouseCoopers LLP, including those required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence from management and SST, including the matters in the written disclosures required by the Independence Standards Board Standard and considered the compatibility of any non-audit services with PricewaterhouseCoopers LLP’s independence. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, their evaluation of SST’s internal controls and the overall quality of SST’s financial reporting. In addition, the Audit Committee met with PricewaterhouseCoopers LLP on a quarterly basis to discuss their review in accordance with Statement on Auditing Standards No. 100 of SST’s quarterly unaudited financial statements included in SST’s Quarterly Reports on Form 10-Q.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee selected, subject to shareholder ratification, PricewaterhouseCoopers LLP as SST’s independent registered public accounting firm for the year ending December 31, 2008.

Audit Committee

Terry M. Nickerson (Chairman)

Ronald D. Chwang

Tsuyoshi Taira

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of May 1, 2008 by:

•	each of the named executive officers listed in the Summary Compensation Table;

•	each director and nominee for director;

•	all of our officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The table below is based upon information provided to us by our executive officers and directors and upon information about principal shareholders known to us based on Schedules 13G and 13D filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 1, 2008. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Percentage of ownership is based on 102,204,557 shares of common stock outstanding on May 1, 2008. Unless otherwise indicated, the address of each of the individuals named below is: c/o Silicon Storage Technology, Inc., 1171 Sonora Court, Sunnyvale, California 94086.

	Beneficial Ownership
Name	Shares Issuable Pursuant to Options Exercisable Within 60 Days of May 1, 2008	Number of Shares (Including Number Shown in First Column)	Percentage of Total
Officers and Directors
Bing Yeh(1)	54,583	10,762,583	10.5%
James B. Boyd	45,000	45,000	*
Yaw Wen Hu(2)	438,373	1,371,471	1.3%
Michael S. Briner(3)	173,684	820,986	*
Derek J. Best	155,716	156,072	*
William R. Kinzie	18,750	18,750	*
Arthur O. Whipple(4)	—	2,000	*
Tsuyoshi Taira	116,570	116,570	*
Yasushi Chikagami	96,000	96,000	*
Ronald D. Chwang	78,000	239,613	*
Terry M. Nickerson	47,262	47,262	*
Bryant R. Riley(5)	—	5,761,748	5.6%
Edward Yao-Wu Yang	—	—	*
All officers, directors and the nominee as a group (15 persons)	1,539,465	20,122,960	19.4%

5% Shareholders
Dimensional Fund Advisors LP(6)	—	8,600,268	8.4%
Entities affiliated with Riley Investment Management LLC(5)	—	5,761,748	5.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes (1) 3,038,163 shares held by the Yeh Family Trust U/D/T dated August 14, 1995, of which Mr. Yeh and his wife are trustees, (2) 7,579,837 shares held by Golden Eagle Capital L.P. of which Mr. Yeh and his wife are general partners and (3) 90,000 shares held in an IRA account in the name of Bing Yeh. Mr. Yeh disclaims beneficial ownership of the shares held by Golden Eagle Capital L.P. except to the extent of his pecuniary interest therein.

(2)	Includes 30,000 shares held by Dr. Hu’s children.

(3)	Includes 24,000 shares and 14,000 shares held by Tammy Briner, custodian of Jeffrey Daniel Briner and Katherine M. Briner under the Uniform TRFS to Minors Act/CA, respectively.

(4)	Mr. Whipple resigned as Vice President, Finance, Chief Financial Officer and Secretary effective February 9, 2007.

(5)	This information is based on a Schedule 13D dated May 23, 2008 and filed with the SEC on May 23, 2008 by Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC, B. Riley & Co. Retirement Trust, B. Riley and Co., LLC, and Bryant R. Riley. Because Riley Investment Management LLC has sole voting and investment power over security holdings of Riley Investment Partners Master Fund, L.P.’s and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the 594,526 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and 759,674 shares held in managed accounts by its investment advisory clients. Riley Investment Management LLC has shared voting and dispositive power over 4,140,550 shares of Common Stock held in accounts of its investment advisory clients, 3,630,674 of which are held in accounts indirectly affiliated with Mr. Riley or Riley Investment Partners Master Fund, L.P. Includes 50,000 shares held by the B. Riley & Co. Retirement Trust, of which Mr. Riley is the trustee. Includes 63,786 shares held by B. Riley & Co., LLC over which Mr. Riley has sole voting and dispositive power. B. Riley & Co., LLC has shared voting and dispositive power over 655,088 shares of Common Stock held by a managed account, with which it is indirectly affiliated. Mr. Riley is the Chairman and sole indirect equity owner of B. Riley & Co., LLC. Includes 8,000 shares held by Mr. Riley’s children. The address of the entities affiliated with Riley Investment Management Fund LLC and Mr. Riley is 11100 Santa Monica Boulevard, Suite 810, Los Angeles, CA 90025.

(6)	This information is based on a report on Schedule 13G dated December 31, 2007 and filed with the SEC on February 6, 2008. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, or the Funds. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, Dimensional disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, Santa Monica, CA 904041.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of such reports furnished to us, during the year ended December 31, 2007, our executive officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

The primary goals of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible and to align executives’ incentives with shareholder value creation by implementing a cash incentive program designed to reward the achievement of corporate and individual objectives that promote growth in our business and, to a lesser extent historically, equity compensation. To achieve these goals, our Compensation Committee recommends executive compensation packages to our Board of Directors that are generally based on a mix of salary, cash incentive payments and equity awards. In addition, the Compensation Committee has the ability at any time to modify our compensation programs in response to market conditions. Our Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation. We believe that performance and equity-based compensation are important components of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Our compensation philosophy is designed to help us attract talented individuals to manage and operate all aspects of our business, to reward these individuals fairly, and to retain those individuals who continue to meet our high expectations and support the achievement of our business objectives. In this regard, during 2007, our compensation program was designed to:

•	reward employees and executives for our overall performance and for the achievement of departmental and individual goals and responsibilities;

•

attract and retain talented individuals who are capable of leading us in achieving our business objectives in an industry characterized by competitiveness, growth and a challenging business environment; and

•	provide a balanced focus on near term and long term results.

The objectives of our compensation program are to:

•	align compensation with our business objectives and individual performance;

•	motivate and reward high levels of performance;

•	recognize and reward the achievement of team and individual goals; and

•	enable us to attract, retain and reward officers who contribute to our long-term success.

Our officer compensation philosophy is to tie a significant portion of our compensation to our performance and attainment of team and individual goals and objectives by our officers and is based on the following:

•

The Compensation Committee regularly compares our officer compensation practices with those of other companies in the semiconductor industry and other technology-related industries and sets our compensation guidelines based on this review. Our base annual salaries for our officers are on average slightly below the 50th percentile of those paid to officers of companies with comparable revenue targets in the semiconductor and technology industries. The Compensation Committee seeks, however, to provide our officers with opportunities for higher compensation through cash bonuses and stock options which, when we are profitable, places total compensation in the 50th percentile of comparable companies. Due to our recent non-profitability and stock performance, on average our executive compensation is generally below the 50th percentile of comparable companies. Prior to 2007, we did not have any formal short-term incentive plan or targets.

•

The Compensation Committee believes that an officer compensation program that ties our cash incentive program to performance and achievement of our stated goals serves both as an influential motivator to its officers and as an effective instrument for aligning their interests with those of our shareholders.

•

The Compensation Committee also believes that a substantial portion of the compensation of our officers should be linked to the success of our common stock in the marketplace. The linkage is achieved through our stock option program, which also serves to more fully align the interests of management with those of our shareholders.

Annual compensation for our executive officers consists of three principal elements: salary, cash bonus and stock options.

The Compensation Committee sets the base annual salary and levels of compensation for executive officers by reviewing compensation for comparable positions in the market and the historical compensation levels of our officers. Currently, the base annual salaries of our officers are at levels which the Compensation Committee believes are generally at or below the market median of those of officers of companies with which we compare ourselves. The Compensation Committee members participate in the deliberations of the annual salaries for all officers. Increases in annual salaries are based on a review and evaluation of officer salary levels and the demonstrated capabilities of the officers in managing the key aspects of a fabless semiconductor company, including:

•	corporate partnering, patent strategy and technology collaborations;

•	research and development;

•	market development and market penetration;

•	financial matters, including attracting capital and financial planning; and

•	human resources.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies. Our Compensation Committee was appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. During 2007, our Compensation Committee was comprised of Messrs. Taira, Chikagami, Nickerson and Yang and Dr. Chwang, and was chaired in 2007 by Mr. Taira. Mr. Yang assumed chairmanship in the fourth quarter of 2007. Messrs. Taira and Chikagami are retiring as members of the Board of Directors and are not standing for re-election at the Annual Meeting. Mr. Riley will join the Compensation Committee upon his election to the Board.

Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy:

•	evaluated our compensation practices and assisted in developing and implementing the executive compensation program and philosophy;

•

developed recommendations with regard to executive compensation structures based on publicly available data relating to the compensation practices and policies of other companies within and outside our industry;

•

established a practice, in accordance with the rules of NASDAQ, of prospectively reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him;

•

established a practice, in accordance with the rules of NASDAQ, to review on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate total compensation based on competitive levels; and

•	established a policy to specify grant dates for both new hire and annual retention equity awards as a public company.

In 2007, our Compensation Committee met without the Chief Executive Officer present to review and determine the compensation of our Chief Executive Officer, with input from him on his annual salary and cash incentive compensation for the year. For all other executive officers in 2007, the Compensation Committee met with our Chief Executive Officer to consider and determine executive compensation, based on recommendations by our Chief Executive Officer.

Annual Review of Cash and Equity Compensation

We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions it believes are too narrowly responsive to short-term changes in business performance. As a result, the Compensation Committee does not utilize a fixed weighting system between compensation elements for each executive officer, but rather assesses each executive officer’s overall contribution to the business, scope of the executive officer’s responsibilities and the executive officer’s historical performance to determine that executive officer’s annual compensation. We only began benchmarking our executive compensation against our peer companies in 2007 and we have never used tally sheets. Our Compensation Committee intends to retain the services of third-party executive compensation specialists from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies going forward.

In 2007, the Compensation Committee engaged Compensia, a third-party compensation consultant to review the competitiveness of current total compensation and alignment of our executive compensation program with our objectives. Our peer companies for 2007, include:

• Integrated Device Technology, Inc.	• QLogic Corporation	• Spansion Inc.

• Intersil Corporation	• SanDisk Corporation	• Standard Microsystems Corporation

• Microsemi Corporation	• Silicon Laboratories Inc.	• TriQuint Semiconductor, Inc.

• Omnivision Technologies, Inc.	• Simple Tech, Inc.	• Zoran Corporation

• PMC-Sierra, Inc.	• Skyworks Solutions, Inc.

In addition, Compensia reviewed and presented data from the October 2006 Radford High-Tech Executive Survey for comparable semiconductor and technology companies with similar revenue.

Elements of Compensation

The compensation received by our executive officers consists of the following elements:

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, historical performance and individual experience. Base salaries are reviewed annually, and adjusted from time to time. In establishing the 2007 base salaries of our executive officers, our Compensation Committee took into account a number of factors, including the executive’s position and functional role and level of responsibility, performance-based factors as well as competitive conditions. We do not apply specific formulas to determine increases. Based on the Compensation Committee’s review, the base salaries of the named executive officers were not increased in 2007 or in 2008.

2007 Executive Bonus Plan

In April 2007, the Compensation Committee approved a cash incentive plan, or the Executive Bonus Plan, for our executive officers and other members of senior management. Payouts under the Executive Bonus Plan are conditioned upon the achievement of a performance gate and then based upon individually weighted metrics to be achieved by the participants. The Executive Bonus Plan has three levels (threshold, target and maximum) depending upon the level of metric achievement. The specific metrics, weighting and payout levels can vary among individual participants and from year to year.

The Compensation Committee believes that a performance gate linked to positive operating income, which is an important indicator of the success of our business, is an appropriate component of the Executive Bonus Plan. Therefore, the payment of the incentive bonus for 2007 was conditioned upon our achievement of positive operating income for 2007 as adjusted for expenses associated with the independent review of our historical stock option practices and for non-cash stock based compensation expense. After adjustment, the Compensation Committee determined that we had achieved positive operating income for 2007.

For each executive officer, other than Mr. Kinzie, the Executive Bonus Plan had three specific individual metrics: (1) net revenue, (2) new business, and (3) organizational development, which were weighted 40%, 40%, and 20%, respectively. Mr. Kinzie’s metrics were weighted 30% to net revenue and 70% to specific individual goals, including but not limited to serving as our interim chief financial officer and efforts related to the restatement of our historical financial statements. The net revenue metric is the same for each participant, while the new business and organizational development metrics vary depending upon the participant.

For 2007, the net revenue metric was $452.0 million and we achieved net revenue of $411.7 million. The Compensation Committee considered the 2007 net revenue metric to be difficult but achievable based on our performance in 2006. New business metrics were primarily comprised of new product introductions and design wins and organizational development metrics were primarily comprised of succession planning and organization structuring. We are not disclosing specific new business metrics because it would signal our strategic focus areas and we believe impair ability to leverage these areas for competitive advantage. Furthermore, we believe that disclosing such metrics would give our competitors insight to market dynamics and our strategies to address such dynamics that could be used against us by competitors targeting existing customers.

The net revenue metric could be adjusted based upon actual achievement within a range of 80% to 120%. For example, if 80% of the target net revenue metric was achieved then the weighting would be 20%. If 120% or greater of the target net revenue metric was achieved, then the weighting would be 60%. If it was determined that less than 80% of the net revenue metric was achieved then the weighting would be reduced to zero. As we achieved 91.1% of the net revenue metric, the weighting for 2007 was 31.1%.

The other metrics of new business and organizational development were evaluated by the Compensation Committee for each executive officer based upon a subjective assessment of the achievement of the goals. The new business metric could range from 0% to 60%, while the organizational development could range from 0% to 30%.

For 2007, the Compensation Committee determined, after considering the recommendations of our chief executive officer, the following achievement percentages, for the named executive officers other than Mr. Kinzie. As Mr. Kinzie was not an executive officer at the time of determination, our chief executive officer determined his bonus. The maximum aggregate of the metrics was 150%, calculated as: 60% (net revenue) plus 60% (new business) plus 30% (organizational).

Name	Net Revenue	New Business	Organizational /Other	Aggregate Percentage Achievement (before gross margin multiplier)
Bing Yeh	31.1%	14.0%	6.0%	51.1%
Yaw Wen Hu	31.1	16.0	14.0	61.1
Michael S. Briner	31.1	19.6	6.0	56.7
Derek J. Best	31.1	24.0	6.0	61.1
James B. Boyd	31.1	22.0	4.0	57.1
William R. Kinzie	23.3	—	49.7	73.0
Arthur O. Whipple(1)	—	—	—	—

(1)	Mr. Whipple was not a participant in the Executive Bonus Plan.

The Compensation Committee also believes that gross margin is an important indicator of the success of our business and to encourage our executive officers to improve our gross margins implemented a gross margin multiplier against the aggregate percentage achievement in the calculation of the incentive bonus. Senior management participants who were not executive officers were not eligible for the gross margin multiplier. The gross margin multiplier would be 100% if our gross margin fell between 26.7% and 27.8% and could be increased to 110% or decreased to 90% depending on actual results. Our actual gross margin for 2007 was 29.2% resulting in a multiplier of 110%. The Compensation Committee considered the 2007 gross margin range to be difficult but achievable based upon historical results. The Compensation Committee determined; however, not to apply the gross margin multiplier to Mr. Yeh’s aggregate percentage achievement in light of the company’s overall performance in 2007.

Our named executive officers had the following target bonuses, achievement and payouts for 2007:

Name and Title	Target as a Percentage of Base Salary(1)	Target Bonus ($)(1)	Aggregate Percentage Achievement (with gross margin multiplier of 110%)		Actual Incentive Bonus($)
Bing Yeh	80%	$380,000	51.1	%(3)	$194,161
Yaw Wen Hu	60%	198,000	67.2		133,065
Michael S. Briner	50%	135,000	62.4		84,467
Derek J. Best	50%	134,000	67.2		89,728
James B. Boyd(2)	50%	70,000	62.8		43,963
William R. Kinzie	25%	48,563	73.0	(3)	35,461
Arthur O. Whipple(4)	—	—	—		—

(1)

The target as a percentage of base salary was designed to achieve a target incentive equal to the 50th percentile of comparable companies. A participant’s actual incentive bonus was calculated as follows:

Incentive Bonus = (Base Salary x Participant Target Percentage) x (Gross Margin Multiplier Percentage x Aggregate Individual Metrics Percentage)

(2)	Mr. Boyd was appointed Chief Financial Officer and Senior Vice President of Finance effective June 20, 2007 and his target bonus represents 50% of his salary of $280,000 on a pro rata basis for six months.

(3)	No gross margin multiplier was applied to Mr. Yeh or Mr. Kinzie’s aggregate percentage achievement.

(4)	Mr. Whipple was not a participant in the Executive Bonus Plan.

Under the Executive Bonus Plan, the Compensation Committee retained the discretion to increase, reduce, or eliminate compensation awards or make awards even if the objectives were not achieved. The Compensation Committee exercised this discretion and reduced the compensation with respect to the determination of the 2007 incentive payment to our chief executive officer.

2007 Discretionary Bonuses

Yaw Wen Hu. In December 2007, we paid Dr. Hu a discretionary bonus of $80,940, which was equal to the withholding tax due on the gain between the exercise price and the market price of certain non-qualified stock options exercised by Dr. Hu that were due to expire during 2007. The stock options were originally incentive stock options but were reclassified to non-qualified status due to a change in their measurement date as a result of our review of our historical stock option practices. Dr. Hu was unable to sell the shares he received upon exercise due to our inability to file our periodic reports with the Securities and Exchange Commission during 2007. We were required to withhold and remit these amounts pursuant to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

William R. Kinzie. In May 2007, in recognition of his service as our interim chief financial officer from February 2007 to June 2007, Mr. Kinzie was awarded a discretionary bonus of $15,000. In addition, in the first quarter of 2008, in recognition of his efforts with respect to the restatement of our historical financial statements, Mr. Kinzie was awarded a discretionary bonus of $25,000.

Equity Compensation

Total compensation at the executive officer level also includes long-term incentives provided by stock awards issued under our 1995 Equity Incentive Plan. Stock awards are designed to align the long-term interests of our employees with those of our shareholders and to assist in the retention of employees. The size of an individual stock award is generally intended to reflect the employee’s position with, and his or her importance to us, and past and future anticipated contributions to our business, and how many years of future service for which the employee has non-vested options. Award size is also influenced by the individual executive officer’s performance over the prior year. Under the 1995 Equity Incentive Plan the exercise price of stock option grants is 100% of the fair market value on the date of grant. Options are generally subject to vesting over a four or five year period in order to encourage key employees to continue in our employ. As required under our 1995 Equity Incentive Plan, the exercise price of stock option grants for executive officers who own more than 10% of the shares of our outstanding stock is set at 110% of the fair market value on the date of grant.

The Compensation Committee administers the 1995 Equity Incentive Plan for our executive officers. The Board of Directors has delegated the administration of the 1995 Equity Incentive Plan for all of our other employees for option grants of not more than 36,000 shares per option grant to the Non-Officer Stock Award Committee.

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of equity-based awards. Our equity benefit plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. Our Compensation Committee believes that the use of equity-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines and our equity benefit plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in SST.

Authority to make equity grants to executive officers rests with our Compensation Committee, although, our Compensation Committee considers the recommendations of our President and Chief Executive Officer for executive officers other than himself. The size of the awards reflect past individual and company performance, expected future contribution, the retention value of unvested stock options held by our executive officers and the estimated value of the awards compared with equity awards offered to executives in similar positions by companies within and outside our industry. In 2007, due to the restatement of our historical financial statements our named executive officers were not awarded any stock options, other than James B. Boyd, our Chief Financial Officer and Senior Vice President of Finance who joined us in June 2007. Mr. Boyd’s stock option grant was approximately at the market median for our peer companies.

The Compensation Committee granted stock options in February 2008 to all our executive officers, except Mr. Boyd, as no stock options were granted in 2007. Such stock options were initially reviewed by the Compensation Committee in mid-2007 and reflect our 2006 performance but were not granted during 2007 due to the restatement of our historical financial statements. The number of shares granted to each executive officer represents an increase from our recent historical grants and were intended to approximate the 25th percentile for, and competitive with, our peer companies.

Name	Option Awards (#)	Exercise Price ($)(1)
Bing Yeh	150,000	$2.838
James B. Boyd	—	—
Yaw Wen Hu	78,000	2.58
Michael S. Briner	65,000	2.58
Derek J. Best	65,000	2.58
William R. Kinzie	3,531	2.58
Arthur O. Whipple(2)	—	—

(1)	The exercise price equals the closing price of our common stock on the trading day immediately prior to the date of grant as reported on the NASDAQ Global Market, except for the stock option grant to Mr. Yeh which exercise price is equal to 110% of such closing price. Each option will vest as to 25% of the shares thereunder on July 1, 2008 and the remaining 75% will vest monthly thereafter over the next three years.

(2)	Mr. Whipple resigned as Vice President, Finance, Chief Financial Officer and Secretary effective February 9, 2007.

Stock Appreciation Rights

Our 1995 Equity Incentive Plan authorizes us to grant stock appreciation rights, or SARs. To date, no SARs have been awarded to any of our executive officers. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

Severance and Change of Control Benefits

We have not entered into severance or change-in-control arrangements with any of our executive officers. Our 1995 Equity Incentive Plan provides that, in the event of our dissolution or liquidation, a specified type of merger or other corporate reorganization, each a change in control to the extent permitted by law, any surviving corporation will be required to either assume awards outstanding under the 1995 Equity Incentive Plan or substitute similar awards for those outstanding under the plan, or such outstanding awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue awards outstanding under the plan, or to substitute similar awards, then, with respect to awards held by persons then performing services as employees, directors, or consultants, the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised during such time. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us. We believe that the terms of the 1995 Equity Incentive Plan are consistent with industry practice.

Restricted Stock Grants or Awards

Our Compensation Committee did not authorize the grant of restricted stock or restricted stock awards pursuant to our equity benefit plans to any of our executive officers in 2007. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

Other Compensation

In addition, consistent with our compensation philosophy, we intend to continue to maintain the current benefits and perquisites for our executive officers; however, our Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits and perquisites of any executive officer if it deems it advisable. We currently offer limited to no perquisites to our executive officers.

Benefits

We also provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

•	health, dental insurance and vision;

•	life insurance;

•	employee stock purchase plan;

•	medical and dependant care flexible spending account;

•	health club dues reimbursement;

•	short-and long-term disability, accidental death and dismemberment; and

•	a 401(k) plan.

We believe these benefits are consistent with companies with which we compete for employees.

Accounting and Tax Considerations

Section 162(m) limits the amount that we may deduct from our taxes for compensation paid to our chief executive officer and three most highly compensated officers (other than our chief financial officer) to $1,000,000 per person per year, unless certain requirements are met. Section 162(m) provides exceptions from the application of the $1,000,000 limit for certain forms of “performance-based” compensation as well as for gain recognized by an officer upon the exercise of qualifying compensatory stock options. We believe that the stock options we have granted in the past have satisfied the exceptions provided under Section 162(m) from the $1,000,000 limit. While the Compensation Committee has not adopted a formal policy regarding the tax deductibility of compensation paid to our officers, the Compensation Committee intends to consider the tax deductibility of compensation under Section 162(m) as a factor in future compensation decisions.

We adopted SFAS No. 123(R) on January 1, 2006. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS No. 123(R).

EXECUTIVE COMPENSATION

Summary of Compensation

The following table shows for the year ended December 31, 2007, compensation awarded or paid to, or earned by our Chief Executive Officer, our Chief Financial Officer, our interim Chief Financial Officer, our former Chief Financial Officer and our three other most highly compensated executive officers during 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Bing Yeh	2007	$475,000	$1,158	(2)	$31,347	$194,161	$4,822	(10)	$706,488
President and Chief Executive Officer	2006	475,000	80,706	(3)	73,637	—	4,822	(10)	634,165

James B. Boyd(17)	2007	137,847	—		131,042	43,963	3,398	(11)	316,250
Chief Financial Officer and Senior Vice President of Finance	2006	—	—		—	—	—		—

Yaw Wen Hu	2007	330,000	81,348	(4)	108,586	133,065	4,822	(10)	657,821
Executive Vice President and Chief Operating Officer	2006	330,000	37,964	(5)	237,218	—	4,822	(10)	610,004

Michael S. Briner	2007	270,883	250	(2)	62,612	84,467	5,909	(12)	424,121
Senior Vice President, Application Specific Product Group	2006	270,883	26,300	(6)	133,257	—	4,822	(10)	435,262

Derek J. Best	2007	267,030	—		59,871	89,728	2,322	(13)	418,951
Senior Vice President, Sales and Marketing	2006	267,030	25,372	(7)	101,951	—	2,322	(13)	396,675

William R. Kinzie(18)	2007	191,167	40,000	(8)	29,726	35,461	4,480	(14)	300,834
Controller (Interim Chief Financial Officer)	2006	—	—		—	—	—		—

Arthur O. Whipple(19)	2007	41,087	—		43,928	—	2,189	(15)	87,204
Former Vice President, Finance and Chief Financial Officer	2006	245,000	4,532	(9)	84,035	—	4,177	(16)	337,744

(1)	The dollar amount in this column represents the compensation cost for 2006 and 2007 of stock option awards granted in and prior to 2006 and 2007, respectively for financial reporting purposes. These amounts have been calculated in accordance with SFAS No. 123R, ignoring estimates of forfeiture, using the Black-Scholes option-pricing model to estimate the expense associated with stock option awards over the life of such awards. The assumptions made in the valuation of the option are discussed in footnote 8, “Stock-based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007. These amounts do not represent amounts actually paid to or realized by our named executive officers.

(2)	Represents a cash bonus in recognition of an intellectual property award.

(3)	Includes a cash bonus of $375 in recognition of an intellectual property award, $10,331 in profit sharing and a cash bonus of $70,000.

(4)

Includes a cash bonus of $80,940, which was equal to the withholding tax due on the gain between the exercise price and the market price of certain non-qualified stock options exercised by Dr. Hu that were due to expire during 2007. We were required to withhold and remit these amounts pursuant to the Internal

Revenue Code of 1986, as amended, and the regulations thereunder. See Compensation Discussion and Analysis—Discretionary Bonuses. Also includes a cash bonus of $408 in recognition of an intellectual property award.

(5)	Includes a cash bonus of $1,041 in recognition of an intellectual property award, $6,923 in profit sharing and a cash bonus of $30,000.

(6)	Includes a cash bonus of $875 in recognition of an intellectual property award, $5,425 in profit sharing and a cash bonus of $20,000.

(7)	Includes $5,372 in profit sharing and a cash bonus of $20,000.

(8)	Represents a cash bonus.

(9)	Represents profit sharing.

(10)	Includes $2,322 in life insurance premiums and $2,500 for 401(k) contribution match.

(11)	Includes $898 in life insurance premiums and $2,500 for 401(k) contribution match.

(12)	Includes $3,409 in life insurance premiums and $2,500 for 401(k) contribution match.

(13)	Represents life insurance premiums.

(14)	Includes $1,980 in life insurance premiums and $2,500 for 401(k) contribution match.

(15)	Includes $193 in life insurance premiums and $1,996 for 401(k) contribution match.

(16)	Includes $1,677 in life insurance premiums and $2,500 for 401(k) contribution match.

(17)	Mr. Boyd was appointed Chief Financial Officer and Senior Vice President of Finance effective June 20, 2007. Mr. Boyd’s annual salary is $280,000.

(18)	Mr. Kinzie served as interim Chief Financial Officer from February 12, 2007 until Mr. Boyd joined us on June 20, 2007. Mr. Kinzie was not an executive officer during 2006 and therefore compensation for 2006 has been excluded.

(19)	Mr. Whipple resigned as Vice President, Finance, Chief Financial Officer and Secretary effective February 9, 2007.

Grants of Plan-Based Awards

The following table shows for the year ended December 31, 2007, information regarding options granted to the named executive officers and estimated future payouts under our Executive Bonus Plan.

2007 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards $(3)
		Threshold ($)	Target ($)	Maximum ($)
Bing Yeh		—	$380,000	$627,000	—		—	—
James B. Boyd(5)		—	70,000	115,500	—		—	—
	06/29/2007	—	—	—	180,000	(4)	$3.73	$445,335
Yaw Wen Hu		—	198,000	326,700	—		—	—
Michael S. Briner		—	135,000	222,750	—		—	—
Derek J. Best		—	134,000	221,100	—		—	—
William R. Kinzie(6)		—	48,563	72,845	—		—	—
Arthur O. Whipple(7)		—	—	—	—		—	—

(1)	These columns represent potential target and maximum annual cash incentive payment for 2007 under our Executive Bonus Plan for each of our named executive officers. The maximum annual cash incentive payment equals the target payment x 1.5 (maximum achievement) x 1.1 (maximum margin multiplier). Mr. Kinzie was not eligible for the gross margin multiplier. The actual cash incentive payment earned for 2007 for each of our named executive officers is set forth in the Summary Compensation Table. As such, the amounts set forth in these columns do not represent additional compensation earned by our named executive officers for 2007. There was no threshold cash incentive payment under our Executive Bonus Plan. For more information regarding our Executive Bonus Plan and the cash incentive payments made to our named executive officers in 2007, please see Compensation Discussion and Analysis.

(2)	Each stock option was granted with an exercise price equal to the closing price of our common stock for the trading session ending immediately prior to the time of grant, as reported on the NASDAQ Global Market. The exercise price may be paid in cash, in shares of our common stock valued at fair value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3)	The dollar value shown for a stock option is based on the fair value as of the grant date. These amounts have been calculated in accordance with SFAS No. 123R, using the Black-Scholes option-pricing model. The assumptions made in the valuation of the option are discussed in footnote 8, “Stock-based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The shares subject to the stock option vest as to 25% upon the first year anniversary of Mr. Boyd’s hire date, with the remaining 75% vesting monthly thereafter over the next three years. Vesting is contingent upon continued service.

(5)	Mr. Boyd was appointed Chief Financial Officer and Senior Vice President of Finance effective June 20, 2007.

(6)	Mr. Kinzie served as interim Chief Financial Officer from February 12, 2007 until Mr. Boyd joined us on June 20, 2007.

(7)	Mr. Whipple resigned as Vice President, Finance, Chief Financial Officer and Secretary effective February 9, 2007.

Outstanding Equity Awards as of December 31, 2007

The following table shows for the year ended December 31, 2007, information regarding outstanding equity awards at year end for the named executive officers.

2007 Outstanding Equity Awards

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date
Bing Yeh	30,000	—		$4.048	01/20/08
	19,583	417	(2)	13.332	01/19/09
	19,583	5,417	(3)	13.332	01/19/09
	10,625	4,375	(4)	5.357	02/14/10

James B. Boyd(17)	—	180,000	(5)	3.73	06/29/17

Yaw Wen Hu	45,786	—		0.95	07/06/08
	30,000	—		1.00	01/11/09
	38,406	—		2.36	07/01/09
	30,000	—		4.42	09/24/09
	90,000	—		9.85	1/06/10
	30,000	—		9.85	03/31/10
	27,321	—		18.60	08/02/10
	17,454	—		4.46	10/01/11
	12,059	—		3.65	10/15/12
	11,485	—		11.17	12/23/13
	9,400	2,600	(3)	12.12	01/19/14
	55,000	5,000	(6)	16.34	04/19/14
	11,512	—		6.66	10/18/14
	13,750	1,250	(7)	5.02	10/11/15
	8,125	6,875	(8)	5.02	10/11/15
	—	8,751	(9)	4.80	10/16/16

Michael S. Briner	120,000	—		1.04	12/31/07
	30,000	—		9.85	01/06/10
	18,842	—		18.60	08/02/10
	35,000	—		8.63	03/29/11
	15,047	—		4.46	10/01/11
	11,529	—		3.65	10/15/12
	10,196	—		11.17	12/23/13
	7,833	2,167	(3)	12.12	01/19/14
	9,514	—		6.66	10/18/14
	18,125	11,875	(10)	4.35	07/18/15
	1,597	8,403	(11)	5.02	10/11/15
	5,417	4,583	(8)	5.02	10/11/15
	—	7,955	(12)	4.80	10/16/16

Derek J. Best	30,000	—		9.85	01/06/10
	54,000	—		25.27	06/29/10
	25,437	—		18.60	08/02/10
	8,477	—		4.46	10/01/11
	10,079	—		11.17	12/23/13
	7,833	2,167	(3)	12.12	01/19/14
	8,721	793	(13)	6.66	10/18/14
	—	12,500	(14)	5.02	10/11/15
	6,771	5,729	(8)	5.02	10/11/15
	—	7,955	(15)	4.80	10/16/16

William R. Kinzie(18)	15,000	15,000	(16)	5.07	12/30/15

Arthur O. Whipple(19)	13,750	—		3.72	03/13/08
	9,375	—		4.69	03/13/08

(1)	Each stock option was granted with an exercise price equal to the closing price of our common stock for the trading session ending immediately prior to the time of grant, as reported on the NASDAQ Global Market.

(2)	The shares subject to the option vested as to 25% on January 19, 2005 and 2.083% per month thereafter for three years.

(3)	The shares subject to the option vested as to 20% on January 19, 2005 and 1.666% per month thereafter for four years.

(4)	The shares subject to the option vest as to 25% on February 14, 2006 and 2.083% per month thereafter for three years.

(5)	The shares subject to the option will vest as to 25% of the shares on June 20, 2008 and 2.083% per month thereafter for three years.

(6)	The shares subject to the option vested as to 25% on April 19, 2005 and 2.083% per month thereafter for three years.

(7)	The shares subject to the option vested as to 8.33% on October 16, 2007 and 8.33% per month thereafter for 11 months.

(8)	The shares subject to the option vested as to 25% on October 11, 2006 and 2.083% per month thereafter for three years.

(9)	The shares subject to the option vested as to 8.33% on October 16, 2008 and 8.33% per month thereafter for 11 months.

(10)	The shares subject to the option vested as to 25% on July 18, 2006 and 2.083% per month thereafter for three years.

(11)	The shares subject to the option vested as to 8.33% on November 23, 2007 and 8.33% per month thereafter for 11 months.

(12)	The shares subject to the option vested as to 8.33% on November 23, 2008 and 8.33% per month thereafter for 11 months.

(13)	The shares subject to the option vested as to 8.33% on June 2, 2007 and 8.33% per month thereafter for 11 months.

(14)	The shares subject to the option vest as to 8.33% on June 2, 2008 and 8.33% per month thereafter for 11 months.

(15)	The shares subject to the option vested as to 8.33% on June 2, 2009 and 8.33% per month thereafter for 11 months.

(16)	The shares subject to the option vested as to 25% on December 30, 2006 and 2.083% per month thereafter for three years.

(17)	Mr. Boyd was appointed Chief Financial Officer and Senior Vice President of Finance effective June 20, 2007.

(18)	Mr. Kinzie served as interim Chief Financial Officer from February 12, 2007 until Mr. Boyd joined us on June 20, 2007.

(19)	Mr. Whipple resigned as Vice President, Finance, Chief Financial Officer and Secretary effective February 9, 2007, but due to the restatement of our historical financial statements his vested exercisable stock options were outstanding as of December 31, 2007. Such stock options expired in March 2008.

Option Exercises and Stock Vested in 2007

The following tables show for the year ended December 31, 2007, information regarding option exercises during 2007 for the named executive officers. None of our named executive officers hold stock awards or restricted stock subject to vesting.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Bing Yeh	—	—
James B. Boyd(2)	—	—
Yaw Wen Hu	36,920	$145,465
Michael S. Briner	—	—
Derek J. Best	—	—
William R. Kinzie(3)	—	—
Arthur O. Whipple(4)	—	—

(1)	Calculated by determining the difference between the closing price of our common stock on the date of exercise as reported on the NASDAQ Global Market and the exercise price of the options.

(2)	Mr. Boyd was appointed Chief Financial Officer and Senior Vice President of Finance effective June 20, 2007.

(3)	Mr. Kinzie served as interim Chief Financial Officer from February 12, 2007 until Mr. Boyd joined us on June 20, 2007.

(4)	Mr. Whipple resigned as Vice President, Finance, Chief Financial Officer and Secretary effective February 9, 2007.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2007.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during the year ended December 31, 2007.

Severance and Change of Control Arrangements

We have not entered into severance or change-in-control arrangements with any of our executive officers. Our 1995 Equity Incentive Plan provides that, in the event of our dissolution or liquidation, a specified type of merger or other corporate reorganization, each a change in control to the extent permitted by law, any surviving corporation will be required to either assume awards outstanding under the 1995 Equity Incentive Plan or substitute similar awards for those outstanding under the plan, or such outstanding awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue awards outstanding under the plan, or to substitute similar awards, then, with respect to awards held by persons then performing services as employees, directors, or consultants, the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised during such time. Assuming that a change in control occurred as of December 31, 2007 that resulted in all unvested stock options fully vesting and using the closing sales price of our common stock of $2.99 as reported on the NASDAQ Global Market on December 31, 2007, the last trading day of 2007, none of the unvested stock options held by our named executive officers would have been in the money and resulted in any gain to the named executive officers.

Equity Compensation Plan Information

We have three shareholder approved equity compensation plans: the 1995 Equity Incentive Plan, 1995 Non-Employee Directors’ Stock Option Plan and 1995 Employee Stock Purchase Plan. The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	11,549,081	$6.86	(2)	3,053,089
Equity compensation plans not approved by security holders	—	—		—

Total	11,549,081	$6.86	(2)	3,053,089

(1)	The plans included in this row include our 1995 Equity Incentive Plan, 1995 Non-Employee Directors’ Stock Option Plan and 1995 Employee Stock Purchase Plan.

(2)	Represents the weighted average exercise price of outstanding stock options only.

Exchange Offer on Schedule TO

In May 2008, we completed a repricing of stock options outstanding under the Prior Plan through an exchange program filed with the Securities and Exchange Commission on a Schedule TO because we believe it is an effective means of recognizing employee contributions and aligning employee and shareholder interests. Executive officers and members of the Board of Directors were not eligible to participate. The exchange program, or the Offer, consisted of two parts. The first part consisted of an amendment of the price of certain stock options with exercise prices that may have been lower than the fair market value of our common stock on the applicable grant date, as determined for tax purposes, or the Offer to Amend. These options, or the Eligible 409A Options, if not amended may therefore have been subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended. These options were amended to reflect the fair market value per share of our common stock on the revised measurement date determined for that option for financial accounting purposes.

The second part of the Offer consisted of an exchange of certain stock options, or Eligible Underwater Options, with new vesting terms, or the Offer to Replace. If the Eligible Underwater Option was 100% vested on May 1, 2008, the new option is subject to a one-year cliff vest, with 100% of the new option vesting on May 1, 2009, subject to continued employment. If the Eligible Underwater Option was not fully vested on May 1, 2008, the new option is subject to a four-year vest, with 25% of the new option vesting on May 1, 2009, and 1/48th of the new option vesting monthly thereafter, subject to continued employment through and on each such date.

Below is a summary of the exchange ratios for Eligible Underwater Options which were exchanged for new options pursuant to the Offer to Replace:

Exercise Price	New Option
The exercise price was less than or equal to $5.25 per share.	1 new option for every 1.45 Eligible Underwater Options exchanged.

The exercise price was equal to or greater than $5.26 per share, but less than or equal to $10.00 per share.	1 new option for every 2.5 Eligible Underwater Options exchanged.

The exercise price was equal to or greater than $10.01 per share, but less than or equal to $15.00 per share.	1 new option for every 8 Eligible Underwater Options exchanged.

The exercise price was equal to or greater than $15.01 per share.	1 new option for every 10 Eligible Underwater Options exchanged.

The Offer expired at 11:59 p.m., Pacific Daylight Time, on Thursday, May 1, 2008. Pursuant to the Offer to Amend, we accepted for amendment Eligible 409A Options to purchase 1,534,668 shares of common stock. Pursuant to the Offer to Replace, we accepted for replacement Eligible Underwater Options to purchase 4,854,673 shares of common stock, and we issued new options to purchase 1,980,937 shares of common stock. The new options have an exercise price of $3.19 per share, the closing price of our common stock as reported on the NASDAQ Global Market on May 1, 2008.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Directors oversees the compensation programs of Silicon Storage Technology, Inc. on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee Compensation recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of Silicon Storage Technology, Inc. for the year ended December 31, 2007 and in this proxy statement.

Compensation Committee

Edward Yao-Wu Yang (Chairman)

Tsuyoshi Taira

Yasushi Chikagami

Ronald D. Chwang

Terry M. Nickerson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, the Compensation Committee of the Board of Directors was composed of Messrs. Taira, Chikagami, Nickerson and Yang and Dr. Chwang. No current member of the Compensation Committee and none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

TRANSACTIONS WITH RELATED PARTIES

Policies and Procedures for Review of Related Party Transactions

Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related party transactions, other than those in the ordinary course of business such as sales transactions from our customers involving the sales of our products and procurement transactions from our vendors for the purchase of inventory for sale. It is management’s responsibility to bring related party transactions to the attention of the members of the Audit Committee.

Our Code of Conduct provides that our employees, which for the purposes of the Code of Conduct, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of SST. Our Code of Conduct also addresses specific types of related party transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct, they are required to bring this to the attention of our Compliance Officer. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related party transactions and is responsible for identifying any related-party transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related party transaction.

Related Party Transactions

Purchase and Sale Transactions

The following is a summary of transactions in 2007 to which we have been a party, in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock may be deemed to have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement entitled Compensation Discussion and Analysis.

Silicon Storage Technology is a member of the board of directors of Apacer Technology, Inc., or Apacer, one of our customers. Mr. Yeh serves as our representative on such board of directors. As of December 31, 2007, we owned a 9.3% interest in Apacer. In 2007, Apacer accounted for $2.9 million, or less than 1%, of our net product revenues.

Silicon Storage Technology is a member of the board of directors of Professional Computer Technology Limited, or PCT, a Taiwanese public company. PCT and its wholly-owned subsidiary Silicon Professional Alliance Corporation, or SPAC, are two of our manufacturers’ representatives. Mr. Yeh serves as our representative on such board of directors. As of December 31, 2007, we owned an 9.7% interest in PCT. PCT has a separate company and wholly-owned subsidiary, Silicon Professional Technology Ltd., or SPT, which provides forecasting, planning, warehousing, delivery, billing, collection and other logistic functions for us in Taiwan, China and other Southeast Asia countries. In 2007, PCT and its subsidiaries SPT and SPAC together accounted for $223.5 million, or 60.1%, of our net product revenues. As of December 31, 2007, we had net accounts receivable from SPT of $36.8 million.

Silicon Storage Technology is a member of the board of directors of Powertech Technology, Inc., or PTI, a Taiwanese public company. PTI is one of our vendors. Mr. Yeh serves as our representative on such board of directors. As of December 31, 2007, we owned a 1.3% interest in PTI. Our purchases from PTI are made pursuant to purchase orders at prevailing market prices. During 2007, we purchased $20.1 million of materials from PTI. As of December 31, 2007, we had net accounts payable to PTI of $3.9 million.

Silicon Storage Technology is a member of the board of directors of Grace Semiconductor Manufacturing Corporation, or GSMC. Mr. Yeh serves as our representative on such board of directors. Shanghai Grace Semiconductor Manufacturing Corporation, or Grace, is a wholly-owned subsidiary of GSMC. Grace is one of our vendors. In 2007, Grace accounted for $176,000, or less than 1%, of our net revenues. During 2007, we purchased $72.1 million of materials from Grace, which represented 67% of our total wafer purchases, and as of December 31, 2007, we owned a 9.8% interest in GSMC. Our purchases from Grace are made pursuant to purchase orders at prevailing market prices. As of December 31, 2007, we had net accounts payable to Grace of $8.5 million.

During 2007, Mr. Yeh received less than $50,000 of aggregate remuneration for his services as our representative on such boards of directors.

Settlement Agreement

In April 2008, we entered into a settlement agreement with Riley Investment Management LLC and certain of its affiliates. Please see Information Regarding the Board of Directors and Its Committees—Settlement Agreement.

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers and directors which provide, among other things, that we will indemnify these persons, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or agent, and otherwise to the full extent permitted under California law and our bylaws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ JAMES B. BOYD
JAMES B. BOYD Chief Financial Officer and Senior Vice President of Finance

May 29, 2008

Our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Silicon Storage Technology, Inc., 1171 Sonora Court, Sunnyvale, California 94086.

Annex A

SILICON STORAGE TECHNOLOGY, INC.

2008 EQUITY INCENTIVE PLAN

ADOPTED BY BOARD ON: APRIL 25, 2008

APPROVED BY SHAREHOLDERS:             , 2008

TERMINATION DATE: APRIL 24, 2018

1. GENERAL.

(a) Successor and Continuation of Prior Plan. The Plan is intended as the successor to and continuation of the Silicon Storage Technology, Inc. 1995 Equity Incentive Plan (the “Prior Plan”). Following the Effective Date, no additional stock awards shall be granted under the Prior Plan. From and after the Effective Date, all outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan; however, any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted

(which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards, and to establish, amend and revoke rules and regulations for the Plan’s administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award

Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) effect the reduction of the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan (other than pursuant to Section 9 relating to adjustments upon changes in stock), or (ii) cancel any outstanding Options or Stock Appreciation Rights with an exercise price that is greater than the Fair Market Value on the date of cancellation in exchange for the grant in substitution therefore of cash or new Stock Awards under the Plan with an exercise price that is less than the original exercise price of the Options or Stock Appreciation Rights, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event. Notwithstanding the foregoing, the Board or Committee shall have the authority, without the approval of the Company’s shareholders, to cancel outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for a nominal cash payment of consideration as necessary to effect a cancellation of the Award.

3. Shares Subject to the Plan.

(a) Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed [            ] shares (the “Share Reserve”), which number is the sum of (i) 5,000,000 shares plus (ii) an additional number of shares in an amount not to exceed [            ] shares (which number consists of the Returning Shares, if any, as such shares become available from time to time). For clarity, the limitation in this Section 3(a) is a limitation in the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Marketplace Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 or other applicable rule and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company in order to satisfy any federal, state or local tax withholding obligations relating to Awards pursuant to Section 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(c), subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the Share Reserve.

(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and Stock Appreciation Rights may not be granted to Employees, Directors, and Consultants who are providing Continuous Services to only to a “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant. For purposes of clarification, a Ten Percent Shareholder may be granted a Nonqualified Stock Option with an exercise price of at least 100% of the Fair Market Value on the date of grant (or such other price permitted under Section 5(b) below) and with a term of ten years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award is granted (that is, Options or Stock Appreciation Rights) covering more than 5,000,000 shares of Common Stock.

5. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall conform to (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option shall be exercisable after the expiration of ten years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise price of each Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

Notwithstanding the foregoing, an Option may be granted with an exercise price lower than 100% of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A and Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as followed:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner that is not prohibited by applicable tax and securities laws upon the Optionholder’s request. Except as explicitly provided herein, an Option may not be transferred for consideration.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option and receive the Common stock or other consideration resulting from such exercise.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. In the event that the exercise of an Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three months after the termination of the Optionholder’s Continuous Service during which the exercise of the option would not be in violation of such registration requirements or (ii) the expiration of the term of the Option as set forth in the Option Agreement. In addition, unless otherwise provided in an Optionholder’s Option Agreement, if the sale of the Common Stock received upon exercise of an Option following the termination of the Optionholder’s Continuous Service would violate the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of the Company’s insider trading policy, or (ii) expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Participant and the Company, in the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date 18 months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Non-Exempt Employees. No Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, in the event of the Optionholder’s death or Disability, upon a Corporate Transaction in which such Option is not assumed, continued, or substituted, a Change in Control, or upon the Optionholder’s retirement (as such term may be defined in the Optionholder’s Award Agreement or in another applicable agreement) any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, or a repurchase right, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(iv) Exercise and Payment. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the difference on the date of exercise of the Stock Appreciation right between (A) the aggregate Fair Market Value and (B) the aggregate strike price of the number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed 2,000,000 shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be

achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to Performance Cash Awards described in this Section 6(d)(ii) shall not exceed $3,000,000. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the participant; or (v) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award

Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code, including without limitation any applicable guidance that may be issued or amended after the Effective Date.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d) and 6(d)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved by the shareholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of the Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any

Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(g) “Code” means the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance thereunder.

(h) “Committee” means a committee of Directors to whom authority has been delegated by the Board in accordance with Section 2(c) and applicable law.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Silicon Storage Technology, Inc., a California corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or sale of the Company’s securities to such person.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least 90% of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(q) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of shareholders of the Company held in 2008 provided this Plan is approved by the Company’s shareholders at such meeting.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common stock on the date of determination, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(w) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv)

debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) shareholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

With respect to any criteria listed above, the Board may adjust the definition of the criteria by providing that such criteria shall apply on either a net or gross basis, if applicable, and excluding elements of the criteria or including an additional element, provided the achievement or non-achievement of the resulting criteria can be objectively determined by the financial information collected by the Company in the preparation of its financial reports. For example, the income criteria could be net income, and modified to exclude the net income of a division of the Company. Also by way of example, the earnings before interest, taxes, depreciation and amortization could be modified to take into account one of the aforementioned excluded elements in the calculation of this criterion. Furthermore, a criteria could be created that compares the Company’s performance in a criteria listed above to the approved budget for such criteria or to the performance over the same performance period of a pre-selected group of companies or a pre-selected index. Notwithstanding the foregoing, if compliance with Section 162(m) is desired by the Board, the Board must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(nn) “Plan” means this Silicon Storage Technology, Inc. 2008 Equity Incentive Plan.

(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(zz) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Affiliate.

C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Silicon Storage Technology, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Silicon Storage Technology, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SLCNS1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SILICON STORAGE TECHNOLOGY, INC.

For All Withhold All For All Except

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:

01) Bing Yeh 02) Yaw Wen Hu 03) Ronald D. Chwang

04) Terry M. Nickerson 05) Bryant R. Riley 06) Edward Yao-Wu Yang

Vote on Proposals

2. Proposal to approve the 2008 Equity Incentive Plan.

3. Proposal to ratify the selection of PriceWaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2008.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For Against Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

June 27, 2008

The shareholders(s) hereby appoint(s) Bing Yeh and James B. Boyd, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Silicon Storage Technology, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 P.M., Pacific Time on June 27, 2008, at 1020 Kifer Road in Sunnyvale, California, 94086 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE